CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Vice President, Director of Corporate Communications
215-721-8396

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL
BANK AND TRUST CO. - REPORTS FOURTH QUARTER EARNINGS

SOUDERTON, Pa., January 24, 2007 - Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa., has reported net income of $6,611,000 or $0.51 basic net income per share for the fourth quarter ended December 31, 2006. This represents an increase of 3.4% in net income and 2.0% in basic net income per share over the $6,394,000 and $0.50 basic net income per share for the same period ended December 31, 2005. Diluted earnings per share for the fourth quarter ended December 31, 2006 was $0.51, which is a 2.0% increase over the same period ended December 31, 2005.

For the twelve months ended December 31, 2006, Univest Corporation reported net income of $25,377,000 or $1.96 basic net income per share compared to $24,867,000 or $1.93 basic net income per share reported for the twelve months ended December 31, 2005. This net income change represents an increase of 2.1%. Diluted earnings per share were $1.95 and $1.91 for the twelve months ended December 31, 2006 and 2005, respectively.

On January 2, 2007, Univest Corporation paid a quarterly cash dividend of $0.20 per share. This represents an increase of $0.01 or 5.3% over the same period last year.

Assets totaled $1.9 billion and shareholders’ equity totaled $185 million as of December 31, 2006.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its Web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

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UNIVEST CORPORATION OF PENNSYLVANIA
Univest Corporation of Pennsylvania - Univest National Bank -
Reports Fourth Quarter Earnings

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania serves the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties through three principal subsidiaries.  Univest National Bank and Trust Co. offers customers 34 financial service centers, 12 retirement financial services centers, and 41 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business.  Univest Insurance, Inc., a full-service insurance agency headquartered in Lansdale, Pa., has two divisions in Chester County - Donald K. Martin & Company and B.G. Balmer & Co., Inc.  Univest Investments, Inc. offers a wide range of investment and trust products and services.

For more information on Univest Corporation, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended,
	Dec 31, 2006	Dec 31, 2005	% CHANGE
Net interest income	$15,321	$15,190	0.9%

Provision for loan and lease losses	$621	$700	-11.3%

Net interest income after provision for loan and lease losses	$14,700	$14,490	1.4%

Net income	$6,611	$6,394	3.4%

Net income per share:

Basic	$0.51	$0.50	2.0%

Diluted	$0.51	$0.50	2.0%

Dividends per share	$0.20	$0.19	5.3%

	For the Twelve Months Ended,
	Dec 31, 2006	Dec 31, 2005	% CHANGE
Net interest income	$61,515	$59,238	3.8%

Provision for loan and lease losses	$2,215	$2,109	5.0%

Net interest income after provision for loan and lease losses	$59,300	$57,129	3.8%

Net income	$25,377	$24,867	2.1%

Net income per share:

Basic	$1.96	$1.93	1.6%

Diluted	$1.95	$1.91	2.1%

Dividends per share	$0.78	$0.72	8.3%

	Dec 31, 2006	Dec 31, 2005	% CHANGE
Total assets	$1,929,501	$1,769,309	9.1%

Total shareholders' equity	$185,385	$173,080	7.1%

Total deposits	$1,488,545	$1,366,715	8.9%

FOR MORE INFORMATION call Kim Detwiler, Vice President Corporate Communications at 215-721-8396.